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                          CONSENT OF FINANCIAL ADVISOR


         The undersigned hereby consents to the reference to Financial Solutions, a division of Financial Supermarkets, Inc. ("Financial Solutions") and its opinion dated October 6, 2003 (the "Opinion") in Amendment No. 3 to the Registration Statement on Form S-4 (Regis. No. 333-112845) filed with the Securities and Exchange Commission by Upson Bankshares, Inc. (the "Registration Statement"). The undersigned also consents to the filing of the Opinion as an exhibit to the Registration Statement, the incorporation of its text into the Registration Statement by reference to such exhibit, and the delivery of a copy of the Opinion to shareholders of First Polk Bankshares, Inc. and applicable regulatory authorities.



July 26, 2004





                                        /s/ Edwin B. Burr
                                        -----------------
                                        Edwin B. Burr